Exhibit 32.3

Written Statement of the Chief Executive Officer

Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chief Executive Officer of Regency Centers, L.P. , hereby certify, based on my knowledge , that the Annual Report on Form 10-K of Regency Centers, L.P. for the year ended December 31, 2020 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Regency Centers, L.P.

Date: February 17, 2021

/s/ Lisa Palmer
Lisa Palmer
President and Chief Executive Officer of Regency Centers Corporation, general partner of registrant